AMENDMENT TO

SECOND AMENDED AND RESTATED DISTRIBUTION CONTRACT

AMENDMENT dated September 1, 2025 to the Second Amended and Restated Distribution Contract (the “Contract”) entered into on February 15, 2017 by and between PIMCO Equity Series (the “Trust”) and PIMCO Investments LLC (the “Distributor”). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Contract and amendment described herein.

WHEREAS, the Distributor serves as the distributor of shares of the Trust pursuant to the Contract; and

WHEREAS, the parties agree to amend the Contract to remove references to Class R shares and make other ministerial edits.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Contract pursuant to the terms thereof, as follows:

I.	Description of the Trust and Classes of Shares

Section 1 of the Contract is deleted and replaced with the following:

Description of Trust and Classes of Shares. The Trust is an open-end investment company consisting of publicly offered investment portfolios (each a “Fund,” and collectively, the “Funds”), as listed on Schedule A hereto. Additional investment portfolios may be established in the future. This Contract shall pertain to all Funds listed on Schedule A (attached hereto), as amended from time to time, and to such additional investment portfolios as shall be designated in Supplements to this Contract, as further agreed between the Trust and the Distributor. A separate series of shares of beneficial interest in the Trust is offered to investors with respect to each Fund, and each Fund currently offers its shares with respect to up to six classes: Class A shares, Class C shares, Institutional Class shares, Class I-2 shares, Class I-3 shares and Administrative Class shares. The Trust engages in the business of investing and reinvesting the assets of the Funds in the manner and in accordance with the investment objectives and restrictions specified in the Trust’s currently effective Prospectus or Prospectuses (including any summary prospectus(es)) and Statement(s) of Additional Information (together with the Prospectus(es) and any summary prospectus(es), the “Prospectus”) relating to Class A, Class C, Institutional Class, Class I-2, Class I-3 and Administrative Class shares of the Funds, included in the Trust’s Registration Statement, as amended from time to time (the “Registration Statement”), as filed by the Trust under the Investment Company Act of 1940, as amended (together with the rules and regulations thereunder, the “1940 Act”) and the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “1933 Act”). Copies of the documents referred to in the preceding sentence have been furnished to the Distributor. Any amendments to those documents shall be furnished to the Distributor promptly. The Trust has adopted separate Distribution and Servicing Plans pursuant to Rule 12b-1 under the 1940 Act with respect to each of the Class A shares (“Class A Plan”), Class C shares (“Class C Plan”)and Administrative Class shares (“Administrative Class Plan,” and together with the Class A Plan, and Class C Plan, the “Plans”).

II.	Sale of Shares to Distributor and Sales by Distributor

Section 3, paragraph 1 of the Contract is deleted and replaced with the following:

Sale of Shares to Distributor and Sales by Distributor. The Distributor will have the right, as agent, to sell shares of each Class of each Fund directly to the public against orders therefor at the applicable public offering price as described below in the case of Class A shares, and at net asset value in the case of Class C shares, Institutional Class shares, Class I-2 shares, Class I-3 shares and Administrative Class shares. For such purposes, the Distributor will have the right to purchase shares at net asset value. The Distributor will also have the right, as agent, to sell shares of a Fund indirectly to the public through broker-dealers who are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and who are acting as introducing brokers pursuant to clearing agreements with the Distributor (“introducing brokers”), to broker-dealers which are members of FINRA and who have entered into selling agreements with the Distributor (“participating brokers”) or through other financial intermediaries, in each case against orders therefor. The price for introducing brokers, participating brokers and other financial intermediaries shall be, in the case of Class A shares, the applicable public offering price less a concession to be determined by the Distributor, which concession will not exceed the amount of the sales charge or underwriting discount, if any, described below and, in the case of Class C shares, Institutional Class shares, Class I-2 shares, Class I-3 shares and Administrative Class shares, net asset value.

Section 3, paragraphs 4 and 5 are deleted and replaced with the following:

The public offering price of Class A shares shall be the net asset value of such shares, plus any applicable sales charge as set forth in the Prospectus. In no event will any applicable sales charge or underwriting discount exceed the limitations on permissible sales loads imposed by Section 22(b) of the 1940 Act and Rule 2341(d) of the FINRA Conduct Rules, as either or both may be amended from time to time.

On every sale, the Trust shall receive the net asset value of the shares. The net asset value of shares shall be determined in the manner provided in the Declaration of Trust and By-laws of the Trust as then amended. In the case of Class A shares, the Distributor may retain so much of any sales charge or underwriting discount as is not allowed by the Distributor as a concession to dealers, and such sales charge or underwriting discount shall be in addition to the fee paid to the Distributor in respect of Class A shares as described in Section 5 hereof.

III.	Fees

Section 5, paragraph 4 of the Contract is deleted.

IV.	Expenses

Section 14(d) of the Contract is deleted and replaced with the following:

(d) The Trust shall pay or cause to be paid all expenses incurred in connection with: (i) the preparation, printing and distribution to shareholders of the Prospectus and reports and other communications to existing shareholders; (ii) future registrations of shares under the 1933 Act and the 1940 Act; (iii) amendments of the Registration Statement subsequent to the initial public offering of shares; (iv) qualification of shares for sale in jurisdictions designated by the Distributor, including under the securities or so-called “Blue Sky” laws of any State; (v) qualification of the Trust as a dealer or broker under the laws of jurisdictions designated by the Distributor; (vi) qualification of the Trust as a foreign corporation authorized to do business in any jurisdiction if the Distributor determines that such qualification is necessary or desirable for the purpose of facilitating sales of shares; (vii) maintaining facilities for the issue and transfer of shares; (viii) supplying information, prices and other data to be furnished by the Trust under this Contract; (ix) any expenses assumed by the Trust with regard to Class A shares of each Fund pursuant to the Class A Plan; (x) any expenses assumed by the Trust with regard to Class C shares of each Fund pursuant to the Class C Plan; and (xi) any expenses assumed by the Trust with regard to Administrative Class shares of each Fund pursuant to the Administrative Class Plan. The Trust may enter into arrangements with affiliates of the Trust, or other parties, providing for the payment by such affiliates, or other parties, of some or all of these expenses.

V.	Schedule A

The Trust and the Distributor hereby agree to amend the Contract to make certain changes to Schedule A. Accordingly, the current Schedule A is deleted and replaced with the new Schedule A attached hereto.

VI.	Other

Except as expressly provided herein, the Contract shall remain in full force and effect in accordance with its terms.

The parties represent and warrant that all of the representations, warranties and undertakings made in the Contract continue to be true as of the date of this Amendment and will continue in full force and effect until further notice.

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IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

PIMCO EQUITY SERIES

By:
Name: Joshua Ratner
Title: President

PIMCO INVESTMENTS LLC

By:
Name: Eric Sutherland
Title: Managing Director

SCHEDULE A

Second Amended and Restated Distribution Contract

between PIMCO Equity Series and

PIMCO Investments LLC

September 1, 2025

This contract relates to the following Funds:

Funds:

PIMCO Dividend and Income Fund

PIMCO RAE Emerging Markets Fund

PIMCO RAE Global ex-US Fund

PIMCO RAE International Fund

PIMCO RAE US Fund

PIMCO RAE US Small Fund

PIMCO REALPATH® Blend Income Fund

PIMCO REALPATH® Blend 2030 Fund

PIMCO REALPATH® Blend 2035 Fund

PIMCO REALPATH® Blend 2040 Fund

PIMCO REALPATH® Blend 2045 Fund

PIMCO REALPATH® Blend 2050 Fund

PIMCO REALPATH® Blend 2055 Fund

PIMCO REALPATH® Blend 2060 Fund

PIMCO REALPATH® Blend 2065 Fund

PIMCO REALPATH® Blend 2070 Fund